UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): December 2, 2014

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously announced, at 12:01 Eastern Time on November 13, 2014 Cash America International, Inc. (“Cash America”) completed the distribution of 80 percent of the outstanding shares of Enova International, Inc. (“Enova”) to Cash America’s shareholders in a tax-free distribution (the “Spin-off”). In connection with the completion of the Spin-off, the cash-based performance units granted to Mr. David A. Fisher, Cash America’s former Chief Executive Officer – E-Commerce Division, by Cash America in 2013 and 2014 that were scheduled to vest within twelve months from the date of the Spin-off vested on November 13, 2014, subject to certification by the Management Development and Compensation Committee of the Board of Directors of Cash America (the “Compensation Committee”). On December 2, 2014, the Compensation Committee certified the vesting of these cash-based performance units and the amounts payable in connection therewith in accordance with the terms of each of Mr. Fisher’s 2013 and 2014 award agreements. Mr. Fisher will receive an aggregate cash payment in the amount of $972,522 in connection with the vesting of these performance units. The expense associated with these performance unit awards was incurred by Enova over the term of the awards. The value of these vested performance units was based on Enova’s earnings before interest, taxes, depreciation and amortization, adjusted for certain items (“Adjusted EBITDA”), for the most recent twelve-calendar month period ending on October 31, 2014 compared to (i) Enova’s 2012 Adjusted EBITDA for the awards granted in 2013 and (ii) Enova’s 2013 Adjusted EBITDA for the awards granted in 2014. The remaining portion of Mr. Fisher’s cash-based performance unit awards that did not vest in connection with the Spin-off have been terminated. The 2013 and 2014 award agreements for these performance unit grants, which were made by Cash America under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended, specified the vesting requirements and payments to be made for these performance unit awards if a Spin-off were to occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: December 3, 2014	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President,
General Counsel & Secretary